UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant    ☑

Filed by a Party other than the Registrant    ☐

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☐    Preliminary Proxy Statement

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☑    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

SCIENTIFIC ATLANTA, INC.

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

Reg. (S) 240.14a-101.

SEC 1913 (3-99)

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Scientific-Atlanta, Inc. to be held on Thursday, November 7, 2002, at 9:00 a.m., local time, at our offices located at 5030 Sugarloaf Parkway, Lawrenceville, Georgia 30044. At this year’s meeting, the shareholders will consider the following:

1.	The election of three directors; and

2.	Such other matters as may properly come before the meeting and at any adjournments thereof.

This year we will continue to offer the following opportunities:

•
We will offer you the flexibility of voting your Scientific-Atlanta shares by telephone or over the Internet, in addition to the traditional mail-in method. Telephone and Internet voting give you the convenience of voting 24 hours a day, seven days a week. Simply follow the instructions on your proxy card included in your proxy package.

•
We will also offer you the opportunity during this year’s voting process to elect to view future annual reports and proxy material on the Internet, rather than receive paper copies in the mail. This service helps Scientific-Atlanta reduce printing and postage costs.

We look forward to seeing you at the annual meeting.

Sincerely,
William E. Eason, Jr.
Senior Vice President and Secretary

October 4, 2002

Scientific-Atlanta, Inc., 5030 Sugarloaf Parkway, Lawrenceville, Georgia 30044

SCIENTIFIC-ATLANTA, INC.

2002 ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

SCIENTIFIC-ATLANTA, INC.
2002 ANNUAL MEETING OF SHAREHOLDERS
NOTICE OF ANNUAL MEETING

Time:	9:00 a.m., Thursday, November 7, 2002

Place:	Scientific-Atlanta, Inc. 5030 Sugarloaf Parkway Lawrenceville, GA 30044

Items of Business:	1. Elect the following directors:
• David W. Dorman
• William E. Kassling
• Mylle Bell Mangum

2. Transact such other business as may properly come before the meeting, and any adjournment or postponement.

Who May Vote:	You can vote if you were a shareholder of record at the close of business on September 16, 2002.

Documents:	A proxy solicited by our board of directors, notice of our 2002 Annual Meeting, our 2002 Proxy Statement and our 2002 Annual Report are included in this mailing.

Proxy Voting:	Your vote is important. Please vote in one of these ways:

1. Visit the web site listed on your proxy card;

2. Use the toll-free telephone number shown on your proxy card; or

3. Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

Electronic Delivery:	During this year’s voting process you may consent to receive future annual meeting materials by Internet, instead of using the traditional paper-based delivery system.

By Order of the Board of Directors, William E. Eason, Jr., Secretary, October 4, 2002.

i

SCIENTIFIC-ATLANTA, INC.

PROXY STATEMENT FOR THE
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 7, 2002

GENERAL INFORMATION

Why am I receiving these annual meeting materials?

The board of directors of Scientific-Atlanta is providing these materials for you in connection with our 2002 Annual Meeting of shareholders and any adjournments thereof. As a shareholder, you are invited to attend the meeting and are entitled to vote on the proposals described in this proxy statement.

The meeting will be held at 9:00 a.m., local time, on November 7, 2002 at our principal executive offices located at 5030 Sugarloaf Parkway, Lawrenceville, Georgia 30044. These proxy materials are first being mailed to shareholders on or about October 4, 2002.

What is the purpose of the annual meeting?

At the annual meeting, you will act upon the matters outlined in the notice of meeting, including the election of three directors. Our board of directors recommends that you vote your shares “FOR” each of the nominees to the board.

In addition, on our proxy card you are being asked to consent to view future proxy material on the Internet rather than receive paper copies in the mail. By consenting to receive future annual meeting materials electronically, you will help us reduce printing and postage costs.

Our management will also report on the performance of Scientific-Atlanta during fiscal year 2002 and respond to questions from shareholders.

Who may vote?

All shareholders of record as of the close of business on the record date of September 16, 2002.

As of September 16, 2002, we had 154,118,182 shares of common stock outstanding and entitled to vote.

How much does each share count?

Each share of Scientific-Atlanta common stock, $0.50 par value per share, is entitled to one vote. The presence at the meeting, in person or by proxy, of a majority of the shares of common stock outstanding on the record date will constitute a quorum at the meeting. Abstentions and broker non-votes will be counted to determine a quorum.

How do I give voting instructions?

If your shares are registered directly in your name with Scientific-Atlanta’s transfer agent, The Bank of New York, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you. If you are the shareholder of record, you may attend the annual meeting and give instructions in person. You may also give voting instructions by Internet, telephone or mail as described below. The proxy committee, named on the enclosed proxy card, will vote all properly executed proxies that are delivered pursuant to this solicitation and not subsequently revoked in accordance with the instructions given by you.

If your shares are held in a stock brokerage account or by a bank or other nominees, you are considered the beneficial owner of such shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares. As the beneficial owner, you are invited to attend the meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you have obtained a signed proxy from the record holder giving you the right to vote the shares.

How do I vote by Internet?

If you are a shareholder of record, the web site for Internet voting is shown on your proxy card. Internet voting is available 24 hours a day, seven days a week. You will be given the opportunity to confirm that your instructions have been properly recorded, and you can consent to view future proxy statements and annual reports on the Internet instead of receiving them in the mail. If you vote on the Internet, you do NOT need to return your proxy card. The deadline for voting by Internet is 5:00 p.m. on November 6, 2002. If you are a beneficial owner, or hold your shares in street name, please check your voting instruction card or contact your broker or nominee to determine whether you will be able to vote by Internet.

How do I vote by telephone?

If you are a shareholder of record, you can vote your shares by telephone by calling the toll-free telephone number shown on your proxy card. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the shareholder by using individual control numbers. If you vote by telephone, you will also be given the opportunity to consent to view future proxy statements and annual reports on the Internet instead of receiving them in the mail. If you vote by telephone, you do NOT need to return your proxy card. The deadline for voting by telephone is 5:00 p.m. on November 6, 2002. If you are a beneficial owner, or hold your shares in street name, please check your voting instruction card or contact your broker or nominee to determine whether you will be able to vote by telephone.

How do I vote by mail?

If you are a shareholder of record, you may simply mark the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. If you wish to consent to view future proxy statements and annual reports on the Internet, check the box provided on the card.

If you are a beneficial owner, or hold your shares in street name, you must sign the voting instruction card included by your broker or nominee and mail it in the postage-paid envelope provided. If you wish to view future proxy statements and annual reports on the Internet, please contact your broker or nominee.

Will my shares be voted if I do not provide my proxy?

Your shares may be voted under certain circumstances if they are held in the name of a brokerage firm. Brokerage firms have the authority under the New York Stock Exchange rules to vote customers’ unvoted shares, which are referred to as broker non-votes, on certain routine matters. At the meeting, shares represented by broker non-votes will be counted as voted by the brokerage firm in the election of directors, but will not be counted for any other matters to be voted on because these other matters are not considered routine. If you hold your shares directly in your name, they will not be voted if you do not provide a proxy.

What if I return my proxy card but do not provide voting instructions?

If you sign and return your proxy, but do not provide voting instructions, your shares will be voted “FOR” the election of the nominee directors named in this proxy statement. We are not aware of any other matters to be presented to the meeting; however, the holders of the proxies will vote in their discretion on any other matters properly presented.

How can I revoke a proxy?

You may revoke a proxy by any one of the following three actions:

1.	delivering an instrument revoking the proxy to our Secretary,

2.	delivering a later dated proxy to our Secretary, or

3.	voting in person.

Attendance at the annual meeting, in and of itself, will not constitute a revocation of a proxy.

What does it mean if I receive more than one proxy card?

You will receive a proxy card for each account you have. Please vote proxies for all accounts to ensure that all your shares are voted.

Who will bear the cost of soliciting votes for the meeting?

We have engaged Morrow & Co., Inc. to assist in the solicitation of proxies from brokers, banks and their nominees which are shareholders of record, at a cost of approximately $8,000, plus reasonable out-of-pocket expenses. We will pay the costs of this solicitation, including the cost of preparing and mailing this proxy statement. In addition to solicitations by mail, our directors and regular employees may solicit proxies in person or by telephone or other method. In such case, these directors or employees, as the case may be, would not receive any compensation in addition to their regular compensation as directors or employees for such solicitation.

Who counts the votes?

Votes cast by proxy or in person at the annual meeting will be counted by the persons appointed by us to act as the inspectors of election for the meeting.

What are some of the considerations relating to electronic access of annual meeting materials?

The following are some things to note about electronic access of future annual meeting materials:

•	Choosing online access of future annual meeting materials is voluntary.

•
Accessing your Scientific-Atlanta annual meeting materials online requires that you have access to the Internet, which may result in charges to you from your Internet service provider and/or telephone companies.

•
If you elect to access future annual reports and proxy material on the Internet, you will still receive a paper copy of the notice of annual meeting of shareholders and a proxy card in the mail to vote your shares. The proxy card will contain the Internet address for viewing the annual report and proxy statement, and instructions for electronic voting.

•	Your consent will be effective for accessing all future Scientific-Atlanta annual reports, notices of annual meeting and proxy statements, and will continue in effect unless it is revoked by you.

•
You may revoke your election if you change your mind after consenting by calling 1-800-524-4458. Also, even if you elect to view our annual meeting materials online, you will still be able to request printed copies of the annual report and proxy statement.

•	If you do not sign up for this service, you will continue receiving paper copies of these documents by U.S. mail.

•
Whether you register for Internet access or continue to receive paper copies of the annual report and proxy statement, you will be able to choose how you want to vote your shares: via telephone, Internet or U.S. mail.

CERTAIN BENEFICIAL OWNERSHIP

The following table sets forth information, as of June 28, 2002, as to shares of Scientific-Atlanta common stock held by persons known to us to be the beneficial owners of more than five percent of Scientific-Atlanta common stock based solely upon information publicly filed with the Securities and Exchange Commission by such persons:

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Mellon Financial Corporation	9,017,857	5.77%(1)
One Mellon Center Pittsburgh, Pennsylvania 15258
Private Capital Management, L.P.	15,962,246	10.1%(2)
8889 Pelican Bay Blvd. Naples, Florida 34108

(1)
Based on a Schedule 13G dated January 28, 2002 filed by Mellon Financial Corporation, Mellon and its subsidiaries had sole voting power over 6,888,582 shares and sole dispositive power over 8,599,907 shares. The percent of class was computed by the beneficial owner as of the date immediately preceding the filing of its Schedule 13G with the SEC.

(2)
Based on a Schedule 13G dated August 10, 2002 filed by Private Capital Management, L.P., Bruce S. Sherman and Gregg J. Powers, Private Capital Management and Messrs. Sherman and Powers had shared voting power over 15,962,246 shares and shared dispositive power over 15,619,246 shares. The percent of class was computed by the beneficial owner as of the date immediately preceding the filing of its Schedule 13G with the SEC.

The following table sets forth, as of June 28, 2002, unless otherwise indicated, information regarding the beneficial ownership of Scientific-Atlanta common stock held by each director, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group:

Name of Beneficial Owner	Amount of Beneficial Ownership (1)
Marion H. Antonini	139,313	(2)
James I. Cash, Jr.	18,865	(3)
David W. Dorman	40,769	(4)
William E. Kassling	104,473	(5)
Mylle Bell Mangum	111,361	(6)
James F. McDonald	1,639,767	(7)
Terence F. McGuirk	22,000	(8)
David J. McLaughlin	48,820	(9)
James V. Napier	179,782	(10)
Sam Nunn	72,781	(11)
H. Allen Ecker	304,100	(12)
Conrad J. Wredberg, Jr.	332,959	(13)
Dwight B. Duke	213,326	(14)
Robert C. McIntyre	125,671	(15)
All Directors and Executive Officers as a Group	4,994,297	(16)

As of June 28, 2002, the total shares beneficially owned by each individual director and executive officer constituted less than 1.0 percent of the outstanding Scientific-Atlanta common stock, except that the shares beneficially owned by Mr. McDonald constituted 1.0 percent of the outstanding Scientific-Atlanta common stock. The aggregate shares beneficially owned by all directors and executive officers as a group represented approximately 3.2 percent of the outstanding common stock.

(1)	Except as indicated below, each person has sole voting and dispositive power with respect to the shares shown in this column. The number of shares beneficially owned shown in this column:

•	Includes shares held in a dividend reinvestment plan with respect to which a beneficial owner has voting and dispositive power.

•
Includes restricted stock held by the beneficial owner. Directors and executive officers holding restricted stock have the right to vote the shares and to receive dividends on the shares, but do not have the right to dispose of such shares prior to vesting.

•	Includes shares held in the Scientific-Atlanta Voluntary Employee Retirement and Investment Plan (the 401(k) plan) by executive officers, who have voting and dispositive power over these shares.

•
Does not include stock awards deferred into an award sub-account and cash compensation deferred into a stock sub-account under the Deferred Compensation Plan for Non-Employee Directors by non-employee directors, who do not have the right to vote or dispose of these deferred shares.

(2)
Includes 3,000 shares of restricted stock and 88,750 shares of common stock that may be acquired by Mr. Antonini upon exercise of stock options exercisable as of August 27, 2002. Does not include 93,447 shares of common stock deferred under the Deferred Compensation Plan for Non-Employee Directors.

(3)
Includes 10,000 shares of common stock that may be acquired by Dr. Cash upon exercise of stock options exercisable as of August 27, 2002. Does not include 1,500 shares of common stock deferred under the Deferred Compensation Plan for Non-Employee Directors.

(4)
Includes 33,750 shares of common stock that may be acquired by Mr. Dorman upon exercise of stock options exercisable as of August 27, 2002. Does not include 9,000 shares of common stock deferred under the Deferred Compensation Plan for Non-Employee Directors.

(5)
Includes 1,500 shares of restricted stock and 88,750 shares of common stock that may be acquired by Mr. Kassling upon exercise of stock options exercisable as of August 27, 2002. Does not include 14,454 deferred shares of common stock held through the Deferred Compensation Plan for Non-Employee Directors.

(6)
Includes 92,750 shares of common stock that may be acquired by Ms. Mangum upon exercise of stock options exercisable as of August 27, 2002. Does not include 18,000 shares of common stock deferred under the Deferred Compensation Plan for Non-Employee Directors.

(7)	Includes 1,493,808 shares of common stock that may be acquired by Mr. McDonald upon exercise of stock options exercisable as of August 27, 2002.

(8)	Includes 1,500 shares of restricted stock and 10,000 shares of common stock that may be acquired by Mr. McGuirk upon exercise of stock options exercisable as of August 27, 2002.

(9)
Includes 1,412 shares of common stock held by Mr. McLaughlin’s daughter, 400 shares of common stock held by Mr. McLaughlin’s spouse and 11,250 shares of common stock that may be acquired by Mr. McLaughlin upon exercise of stock options exercisable as of August 27, 2002. Does not include 59,892 shares of common stock deferred under the Deferred Compensation Plan for Non-Employee Directors.

(10)
Includes 143,750 shares of common stock that may be acquired by Mr. Napier upon exercise of stock options exercisable as of August 27, 2002. Does not include 83,632 shares of common stock deferred under the Deferred Compensation Plan for Non-Employee Directors.

(11)
Includes 63,750 shares of common stock that may be acquired by Mr. Nunn upon exercise of stock options exercisable as of August 27, 2002. Does not include 28,465 shares of common stock deferred under the Deferred Compensation Plan for Non-Employee Directors.

(12)	Includes 257,495 shares of common stock that may be acquired by Dr. Ecker upon exercise of stock options exercisable as of August 27, 2002.

(13)	Includes 332,299 shares of common stock that may be acquired by Mr. Wredberg upon exercise of stock options exercisable as of August 27, 2002.

(14)	Includes 204,652 shares of common stock that may be acquired by Mr. Duke upon exercise of stock options exercisable as of August 27, 2002.

(15)	Includes 530 shares held by Mr. McIntyre’s son and 124,003 shares of common stock that may be acquired by Mr. McIntyre upon exercise of stock options exercisable as of August 27, 2002.

(16)
Includes 31,000 shares of restricted stock and 4,312,515 shares of common stock that may be acquired by directors and executive officers upon exercise of stock options exercisable as of August 27, 2002. Does not include 308,390 deferred shares of common stock held through the Deferred Compensation Plan for Non-Employee Directors.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Scientific-Atlanta articles of incorporation provide for the division of the board of directors into three classes, with the directors in each class serving for a term of three years. In addition, the articles of incorporation require that each class consist as nearly as possible of one-third of the total number of directors. In connection with Mr. Antonini’s retirement from the Board, in order to divide the board into three classes with three directors in each class, the board has designated Mr. Dorman to move from the class of directors whose terms expire in 2004 to the current class of directors whose terms would expire in 2005. Accordingly, the three nominees for director to be elected to serve until the annual meeting of shareholders in 2005 are: David W. Dorman, William E. Kassling and Mylle Bell Mangum. All of the nominees for election as directors at this meeting, and all directors whose term of office will continue after the annual meeting, are currently directors of Scientific-Atlanta.

Directors are to be elected by a plurality of the votes cast at the annual meeting in person or by proxy by the holders of shares entitled to vote in the election. Votes may be cast for or votes may be withheld from each nominee. Abstentions may not be specified with respect to the election of directors. The withholding of authority by a shareholder, including broker non-votes, will not be counted in computing a plurality and thus will have no effect on the results of the election of such nominees.

The board of directors is informed that all of the nominees are willing to serve as directors, but if any of them should decline or be unable to act as a director, the persons designated as proxy holders in the accompanying proxy card(s) (or their substitutes) will vote for such substitute nominee or nominee(s) as may be designated by the board of directors unless the board reduces the number of directors accordingly.

NOMINEES FOR TERMS EXPIRING IN 2005

DAVID W. DORMAN                            Director since 1998
                                                                        Age 48

Mr. Dorman has held the position of President of AT&T Corporation since December 2000. Prior to that he was Chief Executive Officer of Concert, an AT&T/British Telecom Global Venture, from April 1999 to November 2000. Mr. Dorman served as Chairman, President and Chief Executive Officer of PointCast, Inc. from May 1998 through April 1999. Mr. Dorman served as Executive Vice President for strategic planning, long distance and internet business for Pacific Bell from August 1997 until May 1998. Mr. Dorman is a director of SABRE Holdings Corporation, Science Applications International Corporation and AT&T Corporation.

WILLIAM E. KASSLING                    Director since 1990
                                                                          Age 58

Mr. Kassling has served as Chairman of Wabtec Corporation, formerly known as Westinghouse Air Brake Company, since 1990. He also served as Chief Executive Officer of Wabtec Corporation from March 1990 to February 2001. Mr. Kassling is a director of Aearo Corporation, Parker Hannifin Corporation and the Pittsburgh Penguins.

MYLLE BELL MANGUM                   Director since 1993
                                                                          Age 54

Ms. Mangum has served as chief executive officer of True Marketing Services LLC, a marketing services company, and International Banking Technologies LLC, a retail banking services company, since July 2002. Ms. Mangum was Chief Executive Officer of MMS Incentives, LLC, a private equity company concentrating on high-tech marketing solutions, from May 1999 to June 2002. From March 1997 to May 1999, Ms. Mangum served as Senior Vice President, Expense Management and Strategic Planning of Carlson Wagonlit Travel, a travel and hospitality company. Ms. Mangum is a director of Haverty Furniture Companies, Inc. and Payless ShoeSource, Inc.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2004

JAMES I. CASH, JR.                              Director since 2001
                                                                          Age 54

Dr. Cash has been on the faculty of Harvard Business School since 1976. From 1992 to 1995, Dr. Cash served as chairman of the MBA program. He is currently serving as chairman of Harvard Business School Publishing. Dr. Cash is a director of Alcon, Inc., The Chubb Corporation, General Electric Company, Knight-Ridder, Inc. and Microsoft Corporation.

JAMES F. McDONALD                        Director since 1993
                                                                          Age 62

Mr. McDonald was elected President and Chief Executive Officer of Scientific-Atlanta in July 1993 and Chairman of the Board of Scientific-Atlanta in November 2000. Mr. McDonald is a director of Burlington Resources, Inc., Mirant Corporation and NDCHealth.

TERENCE F. McGUIRK                      Director since 2001
                                                                          Age 51

Mr. McGuirk has held the position of Chief Executive Officer of Turner Sports Teams since April 2001. He has been Vice Chairman of Turner Broadcasting System, Inc. since April 2001. From 1996 to 2001 he was chairman and chief executive officer of Turner Broadcasting System, Inc. Mr. McGuirk is a director of Haverty Furniture Companies, Inc.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2003

DAVID J. McLAUGHLIN                    Director since 1987
                                                                          Age 66

Mr. McLaughlin has been President of Pentacle Press LLC, a research, consulting and publishing company, since December 1999. He served as Vice Chairman of Troy Biosciences Incorporated, a company that develops and markets insect control products, from January 2000 to December 2002, and as President and Chief Executive Officer of Troy from July 1996 through 1999. He is a director of Smart & Final, Inc. and Troy Biosciences Incorporated.

JAMES V. NAPIER                                  Director since 1978
                                                                          Age 65

Mr. Napier served as the Chairman of Scientific-Atlanta’s board of directors from November 1992 to November 2000. Mr. Napier is a director of Engelhard Corporation, Intelligent Systems, Inc., McKesson Corporation, Personnel Group of America, Vulcan Materials Company and Wabtec Corporation.

SAM NUNN                                                  Director since 1997
                                                                          Age 64

Mr. Nunn has been a Partner at the law firm of King & Spalding since January 1997. King & Spalding represents us in certain legal matters and is expected to represent us on a variety of legal matters during the current fiscal year. He is also co-chairman and chief executive officer of the Nuclear Threat Initiative (NTI), a charitable organization working to reduce the global threats from nuclear, biological and chemical weapons. Prior to joining King & Spalding, Mr. Nunn served as a United States Senator from 1972 to 1996. Mr. Nunn serves as a director for ChevronTexaco Corporation, The Coca-Cola Company, Dell Computer Corporation, General Electric Company and Internet Security Systems, Inc.

RETIRING DIRECTOR

Mr. Marion H. Antonini is retiring from the Scientific-Atlanta Board of Directors after twelve years of service. His term of office will expire at the 2002 Annual Meeting.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The board of directors met seven times during fiscal year 2002 to consider matters related to the business of Scientific-Atlanta. The board of directors has a standing Executive Committee, Audit Committee, Human Resources and Compensation Committee (HRCC), Governance and Nominations Committee, and Pension Investment Committee. Each director attended 75 percent or more of the aggregate of the total number of meetings of the board of directors and the committees of which he or she was a member during the portion of fiscal year 2002 that he or she served as a director or committee member.

The Executive Committee acts for the board of directors between meetings, subject to certain limitations. The Executive Committee met twice during fiscal year 2002. The members of this committee are directors Antonini, Kassling, McDonald, Napier and Nunn. Mr. Napier is Chairman.

The Audit Committee selects Scientific-Atlanta’s independent auditors, evaluates the audit services and Scientific-Atlanta’s financial, accounting and audit policies, functions and systems, and approves the engagement of independent auditors to provide non-audit services. The Audit Committee met seven times during fiscal year 2002. The members of this committee are directors Antonini, Dorman, Mangum, McGuirk and Napier. Mr. Antonini is Chairman.

The HRCC makes determinations as to the compensation and benefits to be paid to Scientific-Atlanta’s officers and key employees. The HRCC met three times during fiscal year 2002. The members of this committee are directors Cash, Dorman, Kassling, McLaughlin and Nunn. Mr. Kassling is Chairman.

The Governance and Nominations Committee considers nominations for directors (and will consider nominees by shareholders) and provides oversight of the governance of the board of directors, including issues concerning size, committee structure, membership and compensation of the board of directors. Nominations should be in writing, addressed to Chairman, Governance and Nominations Committee, c/o the Office of the General Counsel, Scientific-Atlanta, Inc., 5030 Sugarloaf Parkway, Lawrenceville, Georgia 30044. The Governance and Nominations Committee met twice during fiscal year 2002. The members of this committee are directors Antonini, Kassling, McGuirk, Napier and Nunn. Mr. Nunn is Chairman.

The Pension Investment Committee monitors the Scientific-Atlanta qualified retirement plans to determine whether they are adequately funded and that funds are properly invested, reviews the performance of firms which provide investment advice and services to Scientific-Atlanta on pension investment matters, and reviews material changes to Scientific-Atlanta’s retirement plans. The Pension Investment Committee met once during fiscal year 2002. The members of this committee are directors Cash, Dorman, Mangum, and McLaughlin. Ms. Mangum is Chairman.

REPORT OF THE
HUMAN RESOURCES AND COMPENSATION COMMITTEE

Role of the Committee and the Board

The HRCC sets compensation policies for Scientific-Atlanta’s senior management within guidelines approved by the Board of Directors. The HRCC evaluates individual and corporate performance from a short-term and long-term perspective, establishes base salaries and approves annual and long-term incentives for all officers, and administers Scientific-Atlanta’s option and incentive plans. The HRCC’s recommendations regarding the compensation of Scientific-Atlanta’s chief executive officer are subject to the approval of the full board.

Compensation Philosophy

Scientific-Atlanta’s executive compensation program is designed to attract, motivate and retain highly qualified executives and to encourage the achievement of superior performance. The program is designed to:

•
Foster a performance-oriented environment with a high level of variable compensation based on the short-term and long-term performance of the individual, team, business unit and Scientific-Atlanta against demanding goals and objectives.

•	Provide total compensation opportunities that exceed industry medians for superior financial results and outstanding personal performance.

•	Align the interests of Scientific-Atlanta’s executives and shareholders through the use of stock-based compensation plans.

Base Salaries

Scientific-Atlanta positions its base salaries to be fully competitive with the range of compensation levels of high-technology companies and with Scientific-Atlanta’s direct business competitors that have similar market characteristics. National surveys and, periodically, independent compensation consultants are utilized by the HRCC when determining such salaries.

In determining whether the base salaries of executives, including the Chief Executive Officer, should be increased, the HRCC takes into account individual performance, performance of the operations directed by that executive, and the positioning of compensation within established salary ranges.

Incentive Compensation

Under Scientific-Atlanta’s compensation philosophy, the majority of compensation is intended to be payable under incentive plans. Payments and awards under these incentive plans are based on the achievement of annual and long-term goals and, accordingly, are “at risk.” Executives of Scientific-Atlanta are eligible to participate in the following incentive plans, as determined by the HRCC:

Senior Officer Annual Incentive Plan.     This plan has been designed to qualify as “performance-based” compensation under Internal Revenue Code Section 162(m). Payments under the plan are based upon the achievement of annual goals. The award determinations for Mr. McDonald and Mr. Wredberg under the Senior Officer Annual Incentive Plan were determined based on whether Mr. McDonald and Mr. Wredberg, respectively, satisfied the quantitative objectives established by the HRCC earlier in the fiscal year. Mr. McDonald’s award under this plan and the basis for such award are discussed in the “Chief Executive Officer Compensation” section of this report.

Annual Incentive Plan.     Under the Annual Incentive Plan (AIP), awards are made based on company, business unit and/or region results and assessments of individual performance. Quantitative and qualitative objectives are weighted 60 percent and 40 percent, respectively, in setting “target” awards for staff participants and 75 percent and 25 percent, respectively, for business unit participants.

Quantitative objectives, consistent with annual business plans approved by the Board, are used in determining the amount of the award governed by the company, group and/or business unit performance. Awards under the quantitative portion of the AIP are not made if the minimum thresholds are not met. The HRCC may also take into account non-recurring extraordinary circumstances unrelated to Scientific-Atlanta’s financial performance.

The award for Mr. McDonald under the AIP is discussed in the next section of this report. AIP awards for Messrs. Duke, Ecker and McIntyre were based on the quantitative performance of Scientific-Atlanta, as measured by earnings per share, gross margin, revenue and working capital, and an assessment of their individual performance against personal qualitative objectives. Mr. Wredberg’s AIP award was based on the HRCC’s assessment of his individual performance against personal qualitative objectives.

Senior Officer and AIP awards for the Chief Executive Officer and the four other most highly compensated executives of Scientific-Atlanta are included in the “Bonus” column of the Summary Compensation Table.

Long-Term Incentive Plan (LTIP).     This plan permits the HRCC to use one or more long-term incentives to motivate excellent long-term performance. In fiscal year 2002, performance-based awards were granted in the form of cash and stock options to 18 key executives, including Messrs. McDonald, Wredberg, Duke, Ecker and McIntyre. These awards will vest over a term of up to ten years, based on improvement in Scientific-Atlanta’s revenue and earnings per share. There was no earn out in fiscal 2002. The number of options and cash granted are shown in the Summary Compensation Table.

Stock Option Plan.     A larger group of executives, including the executives named in the Summary Compensation Table, receive grants of stock options under the provisions of the LTIP and the provisions of the 1996 Employee Stock Option Plan. The objective of the grants is to align the interests of the executives with the interests of Scientific-Atlanta’s shareholders by affording the executives the opportunity of a potentially significant financial benefit if their efforts result in stock price appreciation. The HRCC takes into account the performance of the individual recipient, the number of options previously awarded to any individual participant and Scientific-Atlanta’s grant levels compared to competitive practices, targeting near a median grant posture. Grants made in fiscal year 2002 to Mr. McDonald and the other named executives are shown in the Summary Compensation Table and in the Option Grants in Last Fiscal Year Table. During fiscal year 2002, options for a total of 4,545,150 shares were granted to optionees.

Policy Relative to Code Section 162(m)

The Omnibus Budget Reconciliation Act of 1993 (OBRA) limited deductible senior officer annual compensation to $1,000,000, unless the compensation qualifies as “performance-based” compensation under Section 162(m) of the Internal Revenue Code. In general, Scientific-Atlanta will seek to maximize the use of the “performance-based” exemption provided under Section 162(m). In order to comply with the performance-based exemption provided under Section 162(m), the board has appointed the Performance Incentive Compensation Subcommittee of the HRCC to establish, administer and certify the attainment of the goals for performance-based compensation. The members of this Subcommittee are directors Kassling, McLaughlin, Dorman and Cash. Mr. Kassling is Chairman.
The HRCC believes that inclusion of qualitative (non-quantitative) objectives play an important role in incentive plans. The HRCC will continue to base a portion of incentive payments on such qualitative assessments, even though they may not meet the Section 162(m) requirements to qualify as “performance-based” compensation.

Stock Ownership

The HRCC believes that significant ownership of Scientific-Atlanta common stock by officers and directors more closely aligns the upside and downside returns for these individuals with Scientific-Atlanta’s other shareholders. As a result, Scientific-Atlanta’s officers and directors agreed during fiscal year 1994 to increase their ownership over time to a level of one times the annual salary for officers (three times in the case of the Chief Executive Officer) and three times the annual retainer for outside directors. As of the end of fiscal year

2002, officers’ holdings averaged 1.6 times base salaries, and outside director holdings averaged 27.8 times annual retainers (based on the closing price of Scientific-Atlanta’s common stock at the end of fiscal year 2002). These holdings include shares of time-based restricted stock, which shares have not yet vested.

Chief Executive Officer Compensation

At the beginning of fiscal year 2002, Mr. McDonald’s base salary was increased to maintain a fully competitive position among chief executive officers of similarly-situated high technology companies and based on fiscal year 2001 performance.

During fiscal year 2002, Mr. McDonald was granted stock options of 400,000 shares. In combination with the grants of performance-based options and cash, discussed later in this section, the option grant was designed to be fully competitive with grants of long-term incentives to Chief Executive Officers by other comparable high technology companies. In February 2002, Mr. McDonald received an additional grant of 125,000 stock options and a right to earn $392,000 under the LTIP.

Under the Senior Officer Annual Incentive Plan, Mr. McDonald had an opportunity to earn a maximum of $730,800 if Scientific-Atlanta achieved its maximum targeted performance as measured by earnings per share, gross margin percent, working capital percent and sales (revenue). The results for fiscal year 2002 resulted in the Performance Incentive Compensation Subcommittee approving a payment of $109,600 according to the provisions of the plan.

Mr. McDonald also had an opportunity to earn additional incentive pay under the AIP, based on his performance against qualitative objectives. The Performance Incentive Compensation Subcommittee approved payment of $449,700 based on his performance during the fiscal year. In reaching its decision, the Performance Incentive Compensation Subcommittee noted the excellent performance by Scientific-Atlanta in increasing gross margins and generating strong cash flow in a down market. Other highlights included the rollout of several new products, increased international sales presence, the consolidation of manufacturing capability at the Juarez facility, growing market share and the acquisition of BarcoNet, NV.

Other Compensation Plans

Scientific-Atlanta also has various broad-based employee benefit plans. Executives participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executives under the plans. Scientific-Atlanta offers an Employee Stock Purchase Plan pursuant to the provisions of Section 423 of the Code under which employees may purchase common stock. The Voluntary Employee Retirement and Investment Plan pursuant to the provisions of Section 401(k) of the Code, permits employees to invest in a variety of funds on a pre-tax basis. Matching contributions under the plan are made in Scientific-Atlanta common stock.

Scientific-Atlanta also maintains pension, insurance and other benefit plans for its employees.

Submitted by the Human Resources and Compensation Committee:

William E. Kassling, Chairman
James I. Cash, Jr.
David W. Dorman
David J. McLaughlin
Sam Nunn

COMPENSATION OF OFFICERS AND DIRECTORS

Cash Compensation

The following table sets forth in the prescribed format the compensation paid to the Chief Executive Officer and the other four most highly compensated executive officers (“Named Executive Officers”) of Scientific-Atlanta for services rendered in all capacities during Scientific-Atlanta’s last three fiscal years:

Summary Compensation Table

						Long-Term Compensation
		Annual Compensation				Awards		Payouts
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Securities Underlying Options(#)		LTIP Payouts ($)		All Other Compensation ($)
James F. McDonald	2002	$860,000	$559,300	$—		525,000		$—		$169,918	(1)
Chairman of the Board,	2001	796,539	1,096,600	188,577	(2)	340,000		4,856,660	(3)	149,013
President and Chief Executive Officer	2000	743,850	983,850	—		1,624,641	(4)	1,611,711	(5)	89,846

H. Allen Ecker	2002	380,385	178,700	7,681	(6)	70,000		—		49,828	(1)
Executive Vice President	2001	351,154	340,500	60,962	(2)	58,000		935,166	(3)	49,228
	2000	326,462	300,700	5,444	(6)	210,995	(4)	520,200	(5)	49,827

Conrad J. Wredberg, Jr.	2002	505,385	266,900	144,406	(7)	190,000		—		79,758	(1)
Executive Vice President of	2001	475,385	552,400	63,711	(2)	310,000		1,740,751	(3)	69,533
International Markets	2000	446,154	498,500	—		353,549	(4)	624,270	(5)	35,833

Dwight B. Duke	2002	356,923	133,200	—		77,000		—		40,914	(1)
Senior Vice President; President,	2001	336,154	323,400	38,170	(2)	58,000		1,002,307	(3)	34,374
Transmission Network Systems	2000	308,846	280,100	—		188,402	(4)	380,778	(5)	17,863

Robert C. McIntyre	2002	349,385	134,400	—		55,000		—		39,981	(1)
Senior Vice President	2001	332,385	287,400	17,346	(2)	43,000		386,614	(3)	34,869
and Chief Technical Officer	2000	316,000	260,800	—		112,003	(4)	124,397	(5)	21,194

(1)
Includes $83,183, $41,578, $32,683, $10,468 and $11,326 of life insurance premiums paid by Scientific-Atlanta during fiscal year 2002 on behalf of Messrs. McDonald, Ecker, Wredberg, Duke and McIntyre, respectively, and matching contributions by Scientific-Atlanta during fiscal year 2002 pursuant to the 401(k) plan and the Scientific-Atlanta Executive Deferred Compensation Plan. In connection with the life insurance policies, $8,464, $5,065, $4,517, $1,561 and $1,571 of income was imputed during fiscal year 2002 to Messrs. McDonald, Ecker, Wredberg, Duke and McIntyre, which income is not included in this column.

(2)
The amounts shown for fiscal year 2001 represent (a) preferential earnings on deferred compensation under the Scientific-Atlanta 1985 Executive Deferred Compensation Plan earned by Dr. Ecker, (b) interest earned on the value of the nondiscretionary deferral of restricted shares, and (c) interest earned on the long-term incentive cash awards. During fiscal year 2001, Messrs. McDonald, Ecker, Wredberg, Duke and McIntyre earned interest on the nondiscretionary deferral of restricted shares of $156,230, $45,000, $47,671, $29,081, and $9,504, respectively. During fiscal year 2001, Messrs. McDonald, Ecker, Wredberg, Duke and McIntyre earned interest on the long-term incentive cash awards of $32,347, $9,490, $16,040, $9,089 and $7,842, respectively.

(3)
The amounts shown for fiscal year 2001 represent: (a) the payout of amounts mandatorily deferred in August 2000 pursuant to the terms of the LTIP grants with respect to performance-based restricted stock awards that vested as a result of Scientific-Atlanta’s performance during fiscal years 1996 through 2000; (b) the value of the performance-based restricted stock awards that vested as a result of Scientific-Atlanta’s performance during fiscal years 1997 through 2001; and (c) the vesting of long-term incentive cash awards granted with respect to Scientific-Atlanta’s performance during fiscal years 1997 through 2001.

(4)
During fiscal year 2000, there were three grants of options to Scientific-Atlanta executive officers. The first grant was in August 1999, which was then the historical normal time for granting options. The second grant was in February 2000 following the HRCC’s decision to move the regular date for annual option grants to February. No regular annual grants of options were made in August 2000. In addition, during fiscal year 2000, certain executive officers surrendered previous performance-based restricted stock grants. During fiscal year 2000, the HRCC granted options to these officers, which was the third grant. The option exercise price on all options granted is the fair market value of the common stock on the date of grant.

(5)
The amounts shown for fiscal year 2000 represent the value of the performance-based restricted stock awards that vested as a result of Scientific-Atlanta’s performance during fiscal years 1996 through 2000.

(6)	Represents preferential earnings on deferred compensation under the Scientific-Atlanta 1985 Executive Deferred Compensation Plan.

(7)
During fiscal year 2002, Scientific-Atlanta relocated Mr. Wredberg from the United States to Belgium. This amount includes $92,482 in preferential one-time relocation expenses (including a one-time relocation allowance of $42,500) and $14,600 in amounts reimbursed during fiscal year 2002 for payment of taxes in connection with such relocation expenses.

In November 2001, the Corporate Governance and Nominations Committee amended Scientific-Atlanta’s aircraft travel policy for security reasons. Under the amended policy, Mr. McDonald is required to use private aircraft for all travel, both business and personal, at Scientific-Atlanta’s expense. The committee will review this requirement annually.

Stock Options

The following tables set forth certain information in the prescribed formats with respect to options granted under Scientific-Atlanta’s various stock option plans during fiscal year 2002. No Named Executive Officer exercised any options during fiscal year 2002.

Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Name	Number of Securities Underlying Options Granted(2)	% of Total Options Granted to Employees FY2002	Exercise or Base Price ($/sh)	Expiration Date	5%($)	10%($)
James F. McDonald	400,000(3)	8.8	$22.10	2/16/2012	$5,559,429	$14,088,683
	125,000(4)	2.8	$22.10	2/16/2012	1,737,321	4,402,714

H. Allen Ecker	50,000(3)	1.1	$22.10	2/16/2012	694,929	1,761,085
	20,000(4)	0.4	$22.10	2/16/2012	277,971	704,434

Conrad J. Wredberg, Jr.	75,000(3)	1.7	$22.65	12/19/2011	1,068,335	2,707,370
	75,000(5)	1.7	$22.65	12/19/2011	1,068,335	2,707,370
	40,000(4)	0.9	$22.10	2/16/2012	555,943	1,408,868

Dwight B. Duke	57,000(3)	1.3	$22.10	2/16/2012	792,219	2,007,637
	20,000(4)	0.4	$22.10	2/16/2012	277,971	704,434

Robert C. McIntyre	40,000(3)	0.9	$22.10	2/16/2012	555,943	1,408,868
	15,000(4)	0.3	$22.10	2/16/2012	208,479	528,326

(1)
The dollar amounts in these columns were determined using assumed rates of appreciation set by the SEC and are not intended to forecast future appreciation, if any, in the market value of Scientific-Atlanta common stock. Such amounts are based on the assumption that the named persons hold the options for their full ten-year term. The actual value of the options will vary in accordance with the market price of Scientific-Atlanta common stock.

(2)
All of these stock options were awarded under the LTIP. If a change of control occurs (as defined in the LTIP), all options become exercisable immediately. These options may be exercised within a period of three years following a termination by reason of retirement, within one year following a termination by reason of death or disability, and within thirty days following a termination for other reasons, except for cause, in which case such options expire immediately upon the giving of the notice of such termination.

(3)	Vests in four equal installments beginning on the date of grant.

(4)	Vests 100 percent on the sixth anniversary of the date of grant, but may vest earlier based generally upon the cumulative compound annual percentage increase in net revenues over three years.

(5)	Vests in four equal installments beginning on the first anniversary of the date of grant.

Option Values at End of Last Fiscal Year

	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-The-Money Options at Fiscal Year-End ($)(1)
Name	Exercisable	Unexercisable	Exercisable
James F. McDonald	1,406,308	1,158,333	$343,125
H. Allen Ecker	241,495	110,000	57,188
Conrad J. Wredberg, Jr.	299,799	473,750	80,063
Dwight B. Duke	188,652	115,250	57,188
Robert C. McIntyre	113,003	82,500	4,078

(1)
The amounts in this column are calculated using the difference between the closing sales price of Scientific-Atlanta common stock as reported on the New York Stock Exchange Composite on June 28, 2002 of $16.45 and the option exercise price. All unexercisable options held by Named Executive Officers were out-of-the-money at the end of fiscal year 2002.

Long-Term Incentive Awards

The following table provides information concerning the right to receive long-term incentive cash awards granted during fiscal year 2002. Each contingent cash incentive award represents the right to receive cash on the date of payout, the amount of which depends on improvement in Scientific-Atlanta’s earnings per share growth from the time of the award until the payout date. In addition to the right to receive the following cash awards, Scientific-Atlanta also granted options as part of the long-term incentive plan.

Long-Term Incentive Plan—Awards in Fiscal Year 2002

	Amount of Grant ($)	Performance or Other Period until Maturation or Payout(1)	Estimated Future Payouts under Non-Stock Price-Based Plans
Name			Threshold ($)	Target ($)(1)	Maximum ($)
James F. McDonald	$392,000	10 years	$39,200	—	$392,000
H. Allen Ecker	116,000	10 years	11,600	—	116,000
Conrad J. Wredberg, Jr.	191,000	10 years	19,100	—	191,000
Dwight B. Duke	108,000	10 years	10,800	—	108,000
Robert C. McIntyre	92,000	10 years	9,200	—	92,000

(1)
Vesting of the right to receive the cash performance awards is based generally upon the cumulative compound annual percentage increase in earnings per share over three years, subject to certain caps. Upon achieving the minimum level of increase, ten percent of the rights become vested, as shown in the “Threshold” column. Upon achievement of a specified maximum earnings per share increase, all such cash performance awards may become vested, as shown in the “Maximum” column. No “target,” as such, has been established, but partial vesting of the cash performance awards may be achieved upon certain specified increases of Scientific-Atlanta’s earnings per share between the “threshold” and the “maximum” levels.

Retirement Plans and Other Arrangements

Defined Benefit Retirement Plan.    Scientific-Atlanta presently has in effect a non-contributory retirement plan for the benefit of its employees which provides for the payment of fixed benefits upon normal retirement at age 65 on the basis of years of service and all cash compensation of each employee. Examples of annual retirement benefits payable under the retirement plan are set forth in the table below. These examples are based on the following: (i) retirement at the normal retirement age of 65, (ii) “average compensation” is the average compensation in the highest consecutive five of the last ten calendar years of service that immediately precede retirement, and (iii) the benefits are straight life annuities. Benefits under the retirement plan are not reduced by Social Security benefits. The approximate years of service, as of June 28, 2002, credited for retirement benefits for the Named Executive Officers are James F. McDonald, 9 years; H. Allen Ecker, 25 years; Conrad J. Wredberg, Jr., 7 years; Dwight B. Duke, 24 years; and Robert C. McIntyre, 11 years.

	Years of Service (1)
Average Annual Compensation	10	15	20	25	30	35
$125,000	$16,144	$21,616	$25,721	$29,004	$31,467	$33,382
150,000	19,373	25,940	30,865	34,805	37,760	40,059
175,000	22,602	30,263	36,009	40,606	44,054	46,735
200,000	25,830	34,586	41,153	46,407	50,347	53,412
225,000	25,830	34,586	41,153	46,407	50,347	53,412
250,000	25,830	34,586	41,153	46,407	50,347	53,412
500,000	25,830	34,586	41,153	46,407	50,347	53,412
(1)
Scientific-Atlanta also maintains a Supplemental Executive Retirement Plan (SERP) for its executive officers, including Messrs. McDonald, Ecker, Wredberg, Duke and McIntyre. Provisions of the SERP include a ten-year vesting requirement and a normal retirement age of 65. Benefits are based upon up to fifty percent of final average pay, which includes salary and bonus, with offsets for the retirement plan, Social Security benefits and any retirement defined benefits payable from former employers.

In lieu of receiving all or a portion of the retirement benefits accrued under the SERP, a participant may elect for his estate to receive an insurance benefit under terms and conditions established by the HRCC. Mr. McDonald has exercised that election and thereby has agreed to forgo certain of his vested SERP benefit and in lieu thereof receive a split-dollar life insurance arrangement insuring his and his spouse's lives with a trust as the named beneficiary of such arrangement. In connection with such substitution of benefits under the SERP, Scientific-Atlanta paid $606,318 and $6,824,110 of life insurance premiums during fiscal years 2001 and 2002, respectively, and expects to pay an additional $3,715,214 during fiscal year 2003, for total premium payments of $11,145,642. During fiscal years 2001 and 2002, $2,345 and $15,064, respectively, of income was imputed to Mr. McDonald in connection with these policies. The cost of these life insurance policies to Scientific-Atlanta has been actuarially determined and will not exceed the projected after-tax cost Scientific-Atlanta expected to incur in connection with the payments under the SERP for the vested benefit surrendered. Scientific-Atlanta will be reimbursed for the premiums paid no later than when the surviving insured dies.

The Omnibus Budget Reconciliation Act of 1993 (OBRA) changed the Internal Revenue Code by placing an annual maximum limit of $150,000 on the compensation which may be considered in determining a participant’s benefits. Previous to this change in the statute, the Internal Revenue Code allowed a maximum limit of $235,840 (i.e., $200,000, indexed for a cost of living adjustment). Effective July 1, 1994, Scientific-Atlanta adopted a non-qualified Restoration Retirement Plan to replace the benefits to certain participants that had been eliminated by the changes made to the Internal Revenue Code by OBRA. Thus, effective July 1, 1994, participants’ compensation, as defined in the Restoration Retirement Plan, in excess of the newly prescribed limit and up to what the limit would have been had OBRA not been enacted will be considered under the Restoration Retirement Plan. Participants under the SERP will continue to have all compensation, as defined in the SERP, in excess of the maximum limit prescribed by the Internal Revenue Code considered in determining their pension benefits. The above table does not include any benefits under the Restoration Retirement Plan.

Agreements with Certain Persons.    Scientific-Atlanta has letter agreements with Messrs. Ecker, Wredberg, Duke and McIntyre which provide for the continuation of salary and certain benefits for a twelve-month period in the event of termination of employment without cause. Scientific-Atlanta also has agreements with Messrs. McDonald, Ecker, Wredberg, Duke and McIntyre which provide for the payment of two times the executive’s compensation plus the continuation of the executive’s benefits for two years in the event the executive’s employment with Scientific-Atlanta is terminated within two years from the time of a change of control (as defined in the agreement) of Scientific-Atlanta, unless such termination is for cause.

Effective January 2002, Scientific-Atlanta relocated Mr. Wredberg from the United States to Belgium for an international assignment anticipated to last approximately two years. Upon completion of his assignment in Belgium, Scientific-Atlanta agreed to pay a special repatriation bonus. However, by mutual agreement Scientific-Atlanta and Mr. Wredberg terminated this agreement, and Scientific-Atlanta paid him bonuses under the AIP and Senior Officer Annual Incentive Plan. Scientific-Atlanta has also agreed that during his international assignment his base salary will be $510,000 per year and that he will receive an international service allowance equal to 15 percent of his base salary. In connection with his relocation, Scientific-Atlanta purchased Mr. Wredberg’s house through a third-party relocation firm for $823,206, the fair market value of the house determined by the average of two independent appraisals obtained by such firm. The purchase of Mr. Wredberg’s house is in accordance with Scientific-Atlanta’s policy for expatriate assignments, and the proceeds from the sale of his house will be retained by Scientific-Atlanta.

Director Compensation

Annual Fees.    Each director who is not an employee receives a $25,000 annual cash retainer, paid quarterly, and $1,250 for each meeting of the board and each meeting of a committee he or she attends. Each committee chair receives an additional annual cash retainer of $5,000 paid quarterly. Non-employee directors may elect to defer all or a portion of their retainer and meeting fees under the Deferred Compensation Plan for Non-Employee Directors.

Non-Employee Director Stock Option Plan.    Under this option plan, an initial option to purchase 40,000 shares of Scientific-Atlanta common stock is granted to each non-employee director upon joining the Scientific-Atlanta board of directors. An option to purchase an additional 5,000 shares is granted to each such director on the date of each annual meeting of shareholders. The exercise price for each option is the composite closing price of Scientific-Atlanta common stock on the New York Stock Exchange on the grant date. Each option is exercisable as to 25 percent of the shares covered thereby after the expiration of one year following the date of grant and for an additional 25 percent of the shares after the expiration of each succeeding year, except that if a change of control occurs (as defined in the plan), all options become exercisable immediately. Options granted under this option plan may be exercised within a period of one year following the last day of the director’s board membership, and within three years following termination by death or mandatory retirement. If board membership ceases on account of early retirement, all unexpired options held by the director on the last day of the director’s board membership, which are then exercisable or would have been exercisable had the director continued as a member of the board for one additional year, whether exercisable or not exercisable, shall be immediately exercisable and remain exercisable for one year following the last day of the director’s membership and shall expire if not exercised within such one year. The options granted under this option plan are exercisable only by the non-employee director, except in certain limited circumstances.

Non-Employee Director Stock Plan.    This stock plan provides for the grant of a stock award of 500 shares of Scientific-Atlanta common stock and the grant of a retirement award of 1,500 shares of Scientific-Atlanta common stock to each non-employee director on the date of each annual meeting of shareholders. In addition, under this stock plan, each non-employee director may elect to receive up to 100 percent of his or her quarterly compensation, meeting fees and committee meeting fees from Scientific-Atlanta in the form of shares of Scientific-Atlanta common stock. Receipt of shares awarded as a stock award, retirement award or as an elective grant may be deferred under the Deferred Compensation Plan for Non-Employee Directors. Pursuant to the terms of this stock plan, each year non-employee directors must elect, as to his or her annual retirement award, either (a) to receive the 1,500 shares as restricted stock which cannot be sold or otherwise transferred for two years, or (b) to defer the 1,500 shares for at least two years under the Deferred Compensation Plan for Non-Employee Directors.

PERFORMANCE GRAPH

The following graph shows a comparison of total return to shareholders for Scientific-Atlanta, the Standard & Poor’s Telecommunications Equipment Index and the Standard & Poor’s 500 for Scientific-Atlanta’s last five fiscal years. The name of the Standard & Poor’s Communications Equipment Index changed to the Standard & Poor’s Telecommunications Equipment Index, but the peer group companies remained the same. The graph assumes that the value of investment in the Scientific-Atlanta common stock and in each index was $100 on June 28, 1997 and that all dividends were reinvested. The values in the graph below have been adjusted to take into account the two-for-one stock split in March 2000.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of Scientific-Atlanta’s Board of Directors consists entirely of non-employee directors. The members of the Audit Committee meet the independence and experience requirements of the New York Stock Exchange. The Board of Directors has adopted a Charter for the Audit Committee, which was included as an appendix to the proxy materials for the 2001 annual meeting of shareholders.

The Audit Committee is directly responsible for oversight of Scientific-Atlanta’s financial statements. Management is responsible for the financial statements and the financial reporting process. The independent auditors are responsible for expressing an opinion that Scientific-Atlanta’s audited financial statements are fairly stated in conformity with accounting principles generally accepted in the United States.

In the performance of our oversight function, we have reviewed and discussed the audited financial statements with management. We have discussed with Ernst & Young LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380), as amended.

We have received and reviewed the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as amended, and have discussed with Ernst & Young its independence. We have also considered whether the provision of non-audit services provided by Ernst & Young is compatible with maintaining Ernst & Young’s independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Scientific-Atlanta’s Report on Form 10-K for the year ended June 28, 2002 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee:

Marion Antonini, Chairman
David W. Dorman
Mylle Bell Mangum
Terence F. McGuirk
James V. Napier

Auditor Selection

In April 2002, we appointed Ernst & Young LLP as our independent auditor for fiscal year 2002. The appointment of Ernst & Young was made by our Audit Committee and was ratified by the board, and concluded an extensive evaluation process involving several audit firms after a formal Request For Proposal had been issued. In recommending the appointment of Ernst & Young, the Audit Committee considered the commitment and quality of the firm’s partners, the professional responses provided by the firm during its discussions with the Audit Committee and its absolute respect for integrity. Based on these factors, the Audit Committee determined that Ernst &Young would best represent the interests of the shareholders, the Board of Directors and Scientific-Atlanta.

As required by the Sarbanes-Oxley Act of 2002, the Audit Committee will be directly responsible for the appointment, compensation and oversight of any work of the independent auditors of Scientific-Atlanta. The Audit Committee has appointed Ernst & Young LLP to be our independent auditors for the fiscal year ending June 27, 2003. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Changes in Certifying Accountant

In April 2002, we also dismissed Arthur Andersen LLP as our independent auditor. Arthur Andersen’s reports on the financial statements for the fiscal years ended June 30, 2000 and June 29, 2001 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During fiscal years 2000 and 2001 and the subsequent interim period through April 19, 2002 (the “Period”), there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Arthur Andersen, would have caused Arthur Andersen to make reference to the subject matter of such disagreement in connection with the report. During the Period, there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K.

Prior to their dismissal, the aggregate fees billed by Arthur Andersen during fiscal year 2002 for professional services rendered for interim reviews of the financial statements were $75,000. During the same period, the aggregate fees billed by Arthur Andersen for professional services other than audit fees were $2,163,705.

During the Period, we did not consult Ernst & Young with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Audit Fees

The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of Scientific-Atlanta’s annual consolidated financial statements and audits of certain subsidiaries were $852,499.

Financial Information Systems Design and Implementation Fees

During fiscal year 2002, Ernst & Young LLP did not render professional services for financial information systems design and implementation.

All Other Fees

The aggregate fees billed by Ernst & Young LLP for professional services rendered, other than as stated under the captions Audit Fees and Financial Information Systems Design and Implementation Fees above, were $315,435. The Audit Committee considers the provision of these services to be compatible with maintaining the independence of Ernst & Young LLP.

OTHER MATTERS

The board of directors of Scientific-Atlanta knows of no other matters that are to be brought before the meeting. However, if any such other matters should be presented for consideration and voting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the officers, directors, and shareholders of Scientific-Atlanta who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish Scientific-Atlanta with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations submitted by the reporting persons, we believe that during the last fiscal year all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

FORM 10-K ANNUAL REPORT

A copy of Scientific-Atlanta’s Annual Report on Form 10-K, including financial statements and schedule, filed with the SEC for the fiscal year ended June 28, 2002, is included in the annual report to shareholders that accompanies these proxy materials. Copies of any exhibit(s) to the Form 10-K will be furnished on request and upon the payment of Scientific-Atlanta’s expenses in furnishing such exhibit(s). Any request for exhibits should be in writing addressed to William E. Eason, Jr., Senior Vice President and Secretary, Scientific-Atlanta, Inc., 5030 Sugarloaf Parkway, Lawrenceville, Georgia 30044.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2003 ANNUAL MEETING

For a shareholder’s proposal to be included in our Proxy Statement and form of proxy for the 2003 annual meeting of shareholders, the proposal must be submitted in writing to William E. Eason, Jr., Senior Vice President and Secretary, Scientific-Atlanta, Inc., 5030 Sugarloaf Parkway, Lawrenceville, Georgia 30044, by no later than June 6, 2003.

In accordance with Scientific-Atlanta’s By-Laws, shareholders who do not submit a proposal for inclusion in the Proxy Statement, as described in the previous paragraph, but who intend to present a proposal, nomination for director or other business for consideration at the 2003 annual meeting, are required to notify the Secretary of Scientific-Atlanta of their proposal, nomination or other business by no later than sixty (60) days (expected to be September 8, 2003) and no earlier than ninety (90) days (expected to be August 9, 2003) prior to the 2003 annual meeting. Scientific-Atlanta’s By-Laws contain detailed requirements that the shareholder’s notice must satisfy. If a shareholder does not comply with the notice requirements, including the deadlines specified above, the persons named as proxies in the form of proxy for the 2003 annual meeting will use their discretion in voting the proxies on any such matters raised at the 2003 annual meeting. Any shareholder notice and any request for a copy of Scientific-Atlanta’s By-Laws should be in writing and addressed to William E. Eason, Jr., Senior Vice President and Secretary, Scientific-Atlanta, Inc., 5030 Sugarloaf Parkway, Lawrenceville, Georgia 30044.

By Order of the Board of Directors,

William E. Eason, Jr.
Senior Vice President and Secretary

October 4, 2002

SCIENTIFIC-ATLANTA, INC.

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TELEPHONE 1-866-849-8141		INTERNET https://www.proxyvotenow.com/sfa		MAIL
• Use any touch-tone telephone. • Have your Proxy Form in hand. • Enter your Control Number located in the box below. • Follow the simple recorded instructions.	**OR**	• Go to the website address listed above. • Have your Proxy Form in hand. • Enter the Control Number, located in the box below. • Follow the simple instructions.	**OR**	• Mark, sign and date your proxy card. • Detach card from Proxy Form. • Return the card in the postage-paid envelope provided.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy.

CONTROL NUMBER FOR TELEPHONE OR INTERNET VOTING

1-866-849-8141

CALL TOLL-FREE TO VOTE

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope.

☒ **Votes must be indicated (x) in Black or Blue ink.**

The Board of Directors favors an affirmative vote for the nominees for director listed below.

1. ELECTION OF DIRECTORS

FOR all nominees listed below ☐ **WITHHOLD AUTHORITY** to vote for all nominees listed below ☐ ***EXCEPTIONS** ☐

Nominees: (1) DAVID W. DORMAN, (2) WILLIAM E. KASSLING, AND (3) MYLLE BELL MANGUM.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions: ______________________________

If you agree to access our Annual Report and Proxy Materials electronically in the future, please mark this box. ☐

To change your address, please mark this box. ☐

To include any comments, please mark this box. ☐

SCAN LINE

Note: Please date and sign this Proxy exactly as name appears. When signing as attorney, trustee, administrator, executor or guardian, please give your title as such. In the case of joint tenants, each joint owner should sign.

Date | Share Owner sign here | Co-Owner sign here

4081

SCIENTIFIC-ATLANTA, INC.

PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 7, 2002

The undersigned hereby appoints James F. McDonald and William E. Eason, Jr., and each of them, with full power of substitution, attorneys and proxies of the undersigned, to represent the undersigned and to vote the Common Stock as specified below at the Annual Meeting of Shareholders of Scientific-Atlanta, Inc. to be held on November 7, 2002 at 9:00 a.m., local time, at Scientific-Atlanta's offices at 5030 Sugarloaf Parkway, Lawrenceville, GA 30044, and at any postponement or adjournment thereof, upon the following matters and in accordance with their best judgment with respect to any other matters which may properly come before the meeting, all as more fully described in the Proxy Statement for said Annual Meeting (receipt of which is hereby acknowledged).

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND IN ACCORDANCE WITH THE BEST JUDGMENT OF THE DESIGNATED INDIVIDUALS WITH RESPECT TO MATTERS INCIDENTAL TO THE CONDUCT OF THE MEETING OR WHICH MAY OTHERWISE PROPERLY COME BEFORE THE MEETING. IF ANY OF THE NOMINEES FOR DIRECTOR ARE UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, THE PROXYHOLDER WILL VOTE FOR SUCH OTHER PERSON OR PERSONS AS THE BOARD OF DIRECTORS MAY RECOMMEND.

SCIENTIFIC-ATLANTA
P.O. BOX 11135
NEW YORK, N.Y. 10203-0135

(Continued and to be dated and signed on the reverse side.)